Exhibit 99.2

Independent Analyst Values Vyome’s VT-1953 at USD 1 Billion Upon Successful Completion of Phase 3 Study

●	Third-party analysis estimates the total addressable U.S. market to be approximately USD 2.2 billion
●	Modeled peak annual U.S. sales approaching USD 600 million for VT-1953
●	Independent valuation analysis estimates post-Phase 3 asset value approaching USD 1 billion, and the current valuation with a positive Phase 2 is estimated to be USD 455 million

CAMBRIDGE, Mass. — Vyome Holdings, Inc. (“Vyome”) (NASDAQ: HIND), a clinical-stage biopharmaceutical company focused on developing therapies for serious immuno-inflammatory and rare conditions, today announced key findings from an independent U.S. market assessment, commercial forecast, and valuation analysis commissioned by Vyome and conducted by Destum Partners, Inc. (“Destum Partners”), a reputed life sciences strategy and transaction advisory firm.

The independent analysis evaluated VT-1953, Vyome’s lead clinical candidate for the treatment of symptoms of malignant fungating wounds (MFW), a rare and devastating complication of advanced solid tumors associated with severe malodor, pain, and profound psychosocial distress.

“Malignant fungating wounds represent one of the most severe and underserved conditions in oncology supportive care,” said Tom Filipczak, Managing Director and Partner at Destum Partners. “Our team conducted rigorous primary and secondary research, including clinician interviews, epidemiology modeling, pricing benchmarking, and valuation analyses. Based on the absence of approved therapies and the high unmet need, we believe this indication represents a compelling clinical and commercial opportunity.”

According to Destum Partners’ comprehensive assessment, the total addressable pharmacologic market in the United States for malignant fungating wounds is estimated to be approximately USD 2.2 billion. Based on a bottom-up commercial model, estimated peak annual net sales for VT-1953 are approximately USD 600 million. Using a risk-adjusted net present value (rNPV) methodology, the estimated U.S. asset value as of now, with the successful and positive Phase 2 data, is projected to be USD 455 million, and following successful Phase 3 completion, is projected to approach USD 1 billion.

“This independent analysis reinforces our conviction in the potential of VT-1953,” said Venkat Nelabhotla, Chief Executive Officer of Vyome. “We engaged a highly experienced third-party consulting firm to conduct a rigorous and unbiased assessment of the commercial opportunity for this program, where there are currently no FDA-approved drugs. Destum Partners’ conclusion around the total addressable market in the U.S., together with the modeled potential peak sales and significant post-Phase 3 potential valuation, provides important external validation as we seek to advance VT-1953 toward pivotal development.”

The analysis by Destum Partners incorporated extensive secondary research, epidemiology modeling, competitive landscape evaluation, pricing benchmarking, and primary research interviews with key opinion leaders across oncology, palliative care, wound care, and hospice settings.

About Vyome Holdings, Inc.

Vyome is building the world’s premier platform spanning the US-India innovation corridor. Based in Cambridge, MA, Vyome’s immediate focus is on leveraging its clinical-stage assets to transform the lives of patients with immuno-inflammatory conditions. By applying groundbreaking science and its unique positioning, Vyome seeks to deliver lasting value to shareholders in a cost-efficient manner while upholding global standards of quality and safety. To learn more, please visit www.vyometx.com

About Destum Partners, Inc.

Destum Partners is a boutique advisory and consulting firm dedicated to biopharma. Since 2006, Destum Partners has been providing clients with customized solutions that unlock value and optimize decision making. Its consulting practice is focused on market and product assessments and valuations across therapeutic areas, stage of development, modality, and geography. Destum Partners’ advisory practice is focused on licensing, M&A, and R&D collaborations, and has completed over 40 transactions worth over USD $5.2B. To learn more, please visit www.destumpartners.com

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project,” “outlook”, and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such statements, include, but are not limited to, statements contained in this press release relating to Vyome’s business strategy, Vyome’s future operating results and liquidity and capital resources outlook, the successful Phase 3 completion and anticipated expenses relating to the same, the total addressable pharmacologic market in the United States for malignant fungating wounds, and the estimated peak annual net sales for VT-1953. Forward-looking statements are based on Vyome’s current expectations and assumptions regarding Vyome’s business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Vyome’s actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. Vyome cautions you, therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, Vyome’s ability to protect Vyome’s intellectual property rights; the impact of any infringement actions or other litigation brought against Vyome; competition from other providers and products; Vyome’s ability to develop and commercialize products and services, including VT-1953; changes in government regulation; Vyome’s ability to complete capital raising transactions; and other factors relating to Vyome’s industry, operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Factors or events that could cause Vyome’s actual results to differ may emerge from time to time, and it is not possible for Vyome to predict all of them. Vyome cannot guarantee future results, levels of activity, performance, or achievements. Vyome assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, except as may be required under applicable securities law.

Contacts

contact@vyometx.com

Visit us on social media:

Facebook

X

LinkedIn